CENTRAL EUROPEAN MEDIA ENTERPRISES
REPORTS FIRST QUARTER 2007 RESULTS AND FORECASTS STRONG GROWTH IN FULL YEAR REVENUES AND EBITDA

- Net Revenues Increase 24%
- Operating Income Grows by $3.1 Million to $19.3 Million
- Segment(1) EBITDA Increases 22%
- Full year revenues expected to grow 27-30% and Segment(1) EBITDA from Broadcast Operations to grow 35-40%

HAMILTON, BERMUDA, May 3, 2007 - Central European Media Enterprises Ltd. (CME) (NASDAQ/Prague Stock Exchange - CETV) today announced financial results for the three months ended March 31, 2007.

Compared to the first quarter of 2006, net revenues for the first quarter of 2007 increased 24 % to $147.9 million. Operating income for the quarter increased $3.1 million to $19.3 million. In the quarter, net income from continuing operations increased $14.2 million, and fully diluted loss per share in respect of continuing operations decreased by $0.37 to $(0.01). Compared to the first quarter of 2006, Segment(1) EBITDA for the first quarter of 2007 increased 22% to $40.1 million.

Our consolidated results for the first quarter of 2007 include Markiza in the Slovak Republic, which was not consolidated until January 23, 2006.

Michael Garin, Chief Executive Officer of CME, said, "CME continues to perform to exceptional standards. We anticipate EBITDA growth in excess of 35% this year for our Broadcast Operations, which once again will make us one of the fastest growing broadcasters in the world."

- continued -

(1)
Segment Data, Segment Net Revenues and Segment EBITDA are all non US-GAAP measures For further details, including a reconciliation to the most directly comparable US-GAAP financial measures, see ‘Reconciliation Between Consolidated Statements of Operations and Segment Data (non US-GAAP)’ below. We define Segment EBITDA margin as Segment EBITDA expressed as a percentage of Segment Net Revenue.

Consolidated Results for the Three Months Ended March 31, 2007

Consolidated Net Revenues for the three months ended March 31, 2007 increased by 24% to $147.9 million from $119.8 million for the three months ended March 31, 2006. Operating income for the quarter was $19.3 million compared to $16.2 million for the three months ended March 31, 2006. Net loss for the quarter was $0.3 million compared to $18.3 million for the three months ended March 31, 2006. Fully diluted loss per share for the three months ended March 31, 2007 decreased $0.47 to $(0.01).

Headline Consolidated Results for the three months ended March 31, 2007 and 2006 were:

	CONSOLIDATED RESULTS (Unaudited)
	For the Three Months Ended March 31, (US $000’s)
	2007	2006	$ change	% change
Net revenues	$ 147,912	$ 119,754	$ 28,158	24%
Operating income	$ 19,256	$ 16,183	$ 3,073	19%
Net loss from continuing operations	$ (250)	$ (14,457)	$ 14,207	(98)%
Net loss	$ (250)	$ (18,264)	$ 18,014	(99)%
Fully diluted loss per share from continuing operations	$ (0.01)	$ (0.38)	$ 0.37	(97)%
Fully diluted loss per share	$ (0.01)	$ (0.48)	$ 0.47	(98)%

Segment(1) Results

We evaluate the performance of our operations based on Segment(1) Net Revenues and EBITDA (earnings before interest, taxes, depreciation and amortization).

Segment(1) Results for the Three Months Ended March 31, 2007

For the three months ended March 31, 2007, Total Segment(1) Net Revenues increased 22% to $147.9 million from $121.5 million for the three months ended March 31, 2006. Total Segment(1) EBITDA for the three months ended March 31, 2007 increased 22% to $40.1 million from $32.9 million in the three months ended March 31, 2006. Segment(1) EBITDA Margin for the three months ended March 31, 2007 was 27%, in line with that achieved in the three months ended March 31, 2006.

Our Total Segment(1) Net Revenues, Total Segment(1) EBITDA and Segment(1) EBITDA Margin for the three months ended March 31, 2007 and 2006 were:

	SEGMENT (1) RESULTS (Unaudited)
	For the Three Months Ended March 31, (US $000's)
	2007	2006	$ change	% change
Segment Net Revenues - Broadcast Operations	$ 147,422	$121,073	$ 26,349	22%
Segment Net Revenues - Non-Broadcast Operations	490	442	48	11%
Total Segment Net Revenues	$ 147,912	$121,515	$ 26,397	22%
Segment EBITDA - Broadcast Operations	$ 40,714	$ 32,947	$ 7,767	24%
Segment EBITDA - Non-Broadcast Operations	(593)	(32)	(561)	N/A
Total Segment EBITDA	$ 40,121	$ 32,915	$ 7,206	22%
Segment EBITDA Margin	27%	27%

(1)
Segment Data, Segment Net Revenues and Segment EBITDA are all non US-GAAP measures For further details, including a reconciliation to the most directly comparable US-GAAP financial measures, see ‘Reconciliation Between Consolidated Statements of Operations and Segment Data (non US-GAAP)’ below. We define Segment EBITDA margin as Segment EBITDA expressed as a percentage of Segment Net Revenue.

Guidance for Full Year 2007

We expect our Broadcast Operations to deliver the following Segment(1) Results in 2007:

(US$ millions)	Segment (1)Net Revenues	Segment (1) EBITDA

Established markets (a)	730 - 750	320 - 330
Croatia	30	(17)
Ukraine (KINO, CITI)	4	(7)
	764 - 784	296 - 306
(a) Established markets include CME operations in Czech Republic, Romania, Slovak Republic, Slovenia and Ukraine (Studio 1+1).

In addition, we expect to invest approximately $10.0 million in developing our Non-Broadcast Operations in 2007.

For 2007, Segment(1) Net Revenues are equal to US GAAP Net Revenues. We do not present a reconciliation of anticipated Segment(1) EBITDA for the year to December 31, 2007 to an equivalent US GAAP measure because we have a significant amount of debt that is denominated in Euros, and consequently our net earnings are subject to inherently unpredictable and potentially material foreign currency gains or losses.

The company will host a teleconference to discuss its first quarter results and full-year 2007 guidance on Thursday, May 3, 2007 at 10:00 a.m. New York time (3:00 p.m. London time and 4:00 p.m. Prague time). The teleconference will refer to presentation slides which will be available on CME’s website www.cetv-net.com prior to the call. To access the teleconference, please dial +1 973-582-2717 (U.S. and International callers) ten minutes prior to the start time. The conference call will be broadcast live via www.cetv-net.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available for two weeks following the call that can be accessed by dialing +1 973-341-3080 (U.S. and International callers), passcode: 8717775. A digital audio replay in mp3 format will also be archived on the Company’s website.

(1)
Segment Data, Segment Net Revenues and Segment EBITDA are all non US-GAAP measures For further details, including a reconciliation to the most directly comparable US-GAAP financial measures, see ‘Reconciliation Between Consolidated Statements of Operations and Segment Data (non US-GAAP)’ below. We define Segment EBITDA margin as Segment EBITDA expressed as a percentage of Segment Net Revenue.

Forward-Looking and Cautionary Statements

This report contains forward-looking statements, including expected revenue and EBITDA growth for 2007, the impact of legal proceedings in Croatia and Ukraine, the results of additional investment in Croatia and Ukraine, the implementation of an advertising sales strategy in the Czech Republic and cost reductions in the Czech and Slovak Republics, our ability to develop and implement multi-channel strategies generally, the growth of television advertising in our markets, the future economic conditions in our markets, future investments in television broadcast operations, the growth potential of advertising spending in our markets, and other business strategies and commitments. For these statements and all other forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, the general regulatory environments where we operate and application of relevant laws and regulations, the renewals of broadcasting licenses, our ability to implement strategies regarding sales and multi-channel distribution, the rate of development of advertising markets in countries where we operate, our ability to acquire necessary programming and the ability to attract audiences, our ability to obtain additional frequencies and licenses, and general market and economic conditions in these countries as well as in the United States and Western Europe.

This press release should be read in conjunction with our Form 10-Q for the three months ended March 31, 2007, which was filed with the Securities and Exchange Commission on May 3, 2007, and our Annual Report on Form 10-K for the year ended December 31, 2006, as amended by our Annual Report on Form 10-K/A which was filed with the Securities and Exchange Commission on April 30, 2007.

The Company makes available, free of charge, on our website at http://www.cetv-net.com our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

CME is a TV broadcasting company operating leading networks in six Central and Eastern European countries with an aggregate population of approximately 90 million people. The Company’s television stations are located in Croatia (Nova TV), Czech Republic (TV Nova, Galaxie Sport), Romania (PRO TV, Acasa, PRO Cinema, PRO TV International, Sport.ro), the Slovak Republic (Markíza), Slovenia (POP TV, Kanal A) and Ukraine (Studio 1+1, Studio 1+1 International, Kino, Citi). CME is traded on the NASDAQ and the Prague Stock Exchange under the ticker symbol “CETV”.
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For additional information, please visit www.cetv-net.com or contact:

Romana Tomasová,	Jonathan Lesko / Mike Smargiassi
Director of Corporate Communications,	Brainerd Communicators, Inc.
Central European Media Enterprises	+1-212-986-6667
+44 20 7430 5357
romana.tomasova@cme-net.com

 CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS (continued)
(US$ 000’s, except share and per share data)
(Unaudited)

	For the Three Months
	Ended March 31,
	2007	2006
Net revenues	$147,912	$119,754
Operating costs	25,657	22,972
Cost of programming	66,353	48,418
Depreciation of station property, plant and equipment	6,899	5,702
Amortization of broadcast licenses and other intangibles	5,162	4,332
Cost of revenues	104,071	81,424
Station selling, general and administrative expenses	15,781	14,166
Corporate operating costs (including non-cash stock based compensation of $ 1.2 million and $ 0.7 million in the three months ended March, 31 2007 and 2006, respectively)	8,804	7,981
Operating income	19,256	16,183
Interest expense, net	(9,982)	(9,065)
Foreign currency exchange loss, net	(3,136)	(10,862)
Change in fair value of derivatives	4,524	-
Other expense	(6,213)	(548)
Income / (loss) before provision for income taxes, minority interest, equity in loss of unconsolidated affiliates and discontinued operations	4,449	(4,292)
Provision for income taxes	(5,059)	(3,994)
Loss before minority interest, equity in loss of unconsolidated affiliates and discontinued operations	(610)	(8,286)
Minority interest in loss / (income) of consolidated subsidiaries	360	(5,441)
Equity in loss of unconsolidated affiliates	-	(730)
Net loss from continuing operations	(250)	(14,457)
Loss from discontinued operations	-	(3,807)
Net loss	$(250)	$(18,264)
PER SHARE DATA:
Net loss per share
Continuing operations - Basic	$(0.01)	$(0.38)
Continuing operations - Diluted	$(0. 01)	$(0. 38)
Discontinued operations - Basic	-	$(0.10)
Discontinued operations - Diluted	-	$(0.10)
Net loss - Basic	$(0.01)	$(0.48)
Net loss - Diluted	$(0.01)	$(0.48)

Weighted average common shares used in computing per share amounts (000s):
Basic	40,793	38,100
Diluted	40,793	38,100

Segment Data

We manage our business on a geographic basis, and review the performance of each geographic segment using data that reflects 100% of operating and license company results. Our segments are comprised of Croatia, the Czech Republic, Romania, the Slovak Republic, Slovenia and our two businesses in Ukraine.

We evaluate the performance of our segments based on Segment Net Revenues and Segment EBITDA, which include the results of certain entities (primarily our operations in the Slovak Republic) that were not consolidated until January 23, 2006.

Segment EBITDA is determined as segment net income/loss, which includes costs for program rights amortization, before interest, taxes, depreciation and amortization of broadcast licenses and other intangible assets. Items that are not allocated to our segments for purposes of evaluating their performance, and therefore are not included in Segment EBITDA, include:

•	expenses presented as corporate expenses in our consolidated statements of operations;

•	stock-based compensation charges;

•	foreign currency exchange gains and losses;

•	changes in the fair value of derivatives; and

•	certain unusual or infrequent items (e.g., gains and losses/impairments on assets or investments, gain on sale of unconsolidated affiliates).

We use Segment EBITDA as a component in determining management bonuses.

Below is a table showing our Segment EBITDA by operation and a reconciliation of these figures to our consolidated US GAAP results for the three months ended March 31, 2007 and 2006:

Reconciliation Between Consolidated Statements of Operations
and Segment Data (non US-GAAP)

	SEGMENT FINANCIAL INFORMATION
	For the Three Months Ended March 31,
	(US $000's)
	Segment Net Revenues (1)		Segment EBITDA
	2007	2006	2007	2006
Country
Croatia (NOVA TV)	$7,232	$3,810	$(4,652)	$(4,442)
Czech Republic (TV Nova)	51,519	40,549	25,667	12,826
Romania (2)	39,342	29,871	15,136	11,613
Slovak Republic (MARKIZA TV)	18,677	11,206	5,756	(977)
Slovenia (POP TV and KANAL A)	12,669	10,227	3,001	3,033
Ukraine (STUDIO 1+1)	18,075	25,478	(2,370)	10,988
Ukraine (KINO, CITI) (3)	398	374	(2,417)	(126)
Total Segment Data	$147,912	$121,515	$40,121	$32,915

Reconciliation to Consolidated Statement of Operations:
Consolidated Net Revenues / Income / (loss) before provision for income taxes, minority interest, equity in income of unconsolidated affiliates and discontinued operations	$147,912	$119,754	$4,449	$(4,292)
Corporate operating costs (including non-cash stock-based compensation of $1.2 million and $0.7 million in 2007 and 2006, respectively)	-	-	8,804	7,981
Unconsolidated Equity Affiliates (4)	-	1,761	-	(1,283)
Depreciation of station assets	-	-	6,899	5,702
Amortization of broadcast licenses and other intangibles	-	-	5,162	4,332
Interest expense, net	-	-	9,982	9,065
Foreign currency exchange loss, net	-	-	3,136	10,862
Change in fair value of derivatives	-	-	(4,524)	-
Other expense	-	-	6,213	548
Total Segment Data	$147,912	$121,515	$40,121	$32,915

(1)	All net revenues are derived from external customers. There are no inter-segmental revenues.
(2)	Romanian networks are PRO TV, PRO CINEMA, ACASA, PRO TV INTERNATIONAL and Sport.ro.
(3)	We acquired our Ukraine (KINO, CITI) operations in January 2006.
(4)	Our Slovak Republic operations were accounted for as an equity affiliate until January 23, 2006.